Exhibit 99.1

Pactiv Posts Third Quarter EPS of $0.40;
Sales Grow 6 Percent

LAKE FOREST, Ill.--(BUSINESS WIRE)--October 20, 2008--For the quarter ended September 30, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $53 million, or $0.40 per share, compared with $59 million, or $0.45 per share, last year. Excluding a restructuring credit of $0.01 per share related to the program announced in January, third quarter earnings per share were $0.39. In the quarter the Company benefited $0.02 per share from a lower tax rate as a result of the favorable conclusion of a tax audit. Sales rose 6 percent to $925 million from $872 million, reflecting 5-percent favorable pricing and 1-percent volume growth.

“As we expected, in the third quarter our earnings were below last year because of much higher raw material costs. As we move into the fourth quarter, this situation will change as a result of our pricing actions in the third quarter and resin cost decreases which are expected in the fourth quarter. Volume in the third quarter grew in both of our segments. While there is no definitive source of data, we believe the markets for our products were somewhat negative in the quarter. Despite these conditions, in our Foodservice/Food Packaging segment, we believe we are continuing to grow market share,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Third-quarter gross margin decreased to 23.1 percent from 28.2 percent in 2007. The decline primarily reflected unfavorable spread (the difference between selling prices and raw material costs), as well as the impact of higher energy costs on logistics and operating expenses. Compared with the third quarter of 2007, according to the Chemical Markets Associates, Inc., polystyrene rose approximately 20 percent and polyethylene increased approximately 30 percent. Operating margin was 11.0 percent compared with 14.0 percent. Excluding the restructuring credit, operating margin was 10.8 percent.

Free cash flow in the third quarter was $87 million compared with $19 million in 2007. The increase was the result of lower capital expenditures and improved working capital. During the quarter the Company repaid $130 million of debt, and now has repaid $275 million of its $500 million debt reduction goal.

For the nine-month period, income from continuing operations was $152 million, or $1.15 per share, compared with $185 million, or $1.39 per share. Excluding a charge of $0.07 per share related to the restructuring program, nine-month earnings per share were $1.22. Sales of $2.68 billion rose 13 percent versus $2.38 billion. Gross margin was 25.0 percent compared with 29.1 percent, while operating margin was 11.5 percent versus 14.9 percent. Excluding the restructuring charge, operating margin was 12.0 percent. Year-to-date free cash flow was $81 million compared with $66 million last year.

Business Segment Results

Hefty® Consumer Products

Third-quarter sales rose 5 percent to $342 million from $326 million, reflecting 3-percent favorable pricing and 2-percent volume growth. The volume increase primarily was driven by growth in tableware.

Third-quarter operating income was $51 million compared with $53 million last year. Excluding a restructuring credit related to the sale of an idle facility, third-quarter operating income was $48 million. The decline versus the third quarter of 2007 resulted from unfavorable spread. Operating margin was 14.9 percent compared with 16.3 percent. Excluding the restructuring credit, operating margin was 14.0 percent.

For the nine-month period, sales of $990 million rose 12 percent from $881 million. Operating income was $142 million compared with $165 million last year. Excluding the restructuring charge, operating income was $146 million. Operating margin was 14.3 percent compared with 18.7 percent. Excluding the restructuring charge, operating margin was 14.7 percent.

Foodservice/Food Packaging

Third-quarter sales of $583 million rose 7 percent from $546 million, reflecting 5-percent favorable pricing, a 1-percent volume increase, and 1 percent favorable foreign exchange. The volume growth primarily represents new cup business.

Third-quarter operating income decreased to $52 million from $71 million last year primarily due to unfavorable spread and higher operating expenses related to higher energy costs. Excluding the restructuring charge, operating income was $53 million. Operating margin was 8.9 percent compared with 13.0 percent last year. Excluding the restructuring charge, operating margin was 9.1 percent.

For the nine-month period, sales of $1.69 billion rose 13 percent from $1.50 billion. Operating income was $167 million versus $189 million in 2007. Excluding the restructuring charge, operating income was $176 million. Operating margin was 9.9 percent versus 12.6 percent last year. Excluding the restructuring charge, operating margin was 10.4 percent.

Outlook

The outlook excludes restructuring charges. The fourth quarter earnings per share outlook is a range of $0.46 to $0.52. The Company’s full year EPS outlook has been narrowed to a range of $1.68 to $1.74 from $1.58 to $1.74. The outlook reflects a weakening economic environment with slightly negative fourth quarter volume, offset by lower raw material costs. It is difficult to predict the timing of resin cost declines. If resin costs were to drop more rapidly than currently forecast, the upper end of the range is more feasible. The full year outlook includes non-cash pension income of $49 million pretax, $31 million after tax, or $0.23 per share.

Full year 2008 sales are expected to grow approximately 11 percent. SG&A expense is estimated to be approximately $280 million. The 2008 tax rate is expected to be approximately 35 percent. Free cash flow for 2008 is anticipated to be in a range of $185 million to $195 million, up from the prior estimate of $140 million to $160 million due to lower working capital, lower capital expenditures, and lower cash tax payments. Depreciation and amortization expense is expected to be approximately $185 million, capital expenditures are estimated to be approximately $140 million, down from the prior estimate of $150 million, and the cash tax rate is estimated to be approximately 20 percent, down from the prior estimate of 25 percent.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “…this situation will change as a result of our pricing actions in the third quarter and resin cost decreases which are expected in the fourth quarter” and “we believe we are continuing to grow market share.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 21 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2007 sales of $3.3 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Sales	$925	$872	$2,684	$2,377

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	711	626	2,013	1,685
Depreciation and amortization	46	45	138	120
Selling, general, and administrative	67	76	208	215
Other expense	1	3	1	4
Operating income before restructuring
and other	100	122	324	353
Restructuring and other	(2)	-	14	-
Operating income	102	122	310	353
Other income/(expense)
Interest income	1	1	2	4
Interest expense, net of capitalized interest	(25)	(29)	(79)	(67)
Income before income taxes	78	94	233	290
and minority interest		.
Income tax expense	24	35	80	104
Minority interest	1	-	1	1
Income from continuing operations	53	59	152	185

Discontinued operations, net of tax	-	-	(4)	1
Net income	$53	$59	$148	$186

Average common shares outstanding (diluted)	132.1	132.2	132.1	132.8

Earnings per share
Income from continuing operations
before restructuring and other	$0.39	$0.45	$1.22	$1.39
Restructuring and other, net of tax	0.01	-	(0.07)	-
Income from continuing operations	0.40	0.45	1.15	1.39
Discontinued operations, net of tax	-	-	(0.03)	0.01
Net income	$0.40	$0.45	$1.12	$1.40

Gross margin (before deprec. & amort.)	23.1%	28.2%	25.0%	29.1%

Operating margin
Excluding restructuring and other	10.8%	14.0%	12.0%	14.9%
Restructuring & other	0.2%	0.0%	-0.5%	0.0%
Including restructuring and other	11.0%	14.0%	11.5%	14.9%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	September 30, 2008	December 31, 2007

Assets
Current assets
Cash and temporary cash investments	$37	$95
Accounts and notes receivable (a)	300	273
Inventories	450	369
Other	48	60
Total current assets	835	797
Property, plant, and equipment, net	1,236	1,264
Other assets
Goodwill	1,131	1,123
Intangible assets, net	403	423
Other	255	158
Total other assets	1,789	1,704

Total assets	$3,860	$3,765

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$192	$162
Other	270	298
Total current liabilities	462	460
Long-term debt	1,425	1,574
Pension and postretirement benefits	151	147
Other liabilities	394	345
Minority interest	13	13
Shareholders' equity	1,415	1,226

Total liabilities and shareholders' equity	$3,860	$3,765

(a) At September 30, 2008, receivables totaling $130 million were sold, while receivables totaling $110 million were sold at December 31, 2007.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Nine months ended September 30,	2008	2007

Operating activities
Net income	$148	$186
Less results from discontinued operations	(4)	1
Income from continuing operations	152	185
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	138	120
Deferred income taxes	41	20
Restructuring and other	13	-
Noncash pension income	(37)	(38)
Noncash compensation expense	12	7
Working capital	(104)	(12)
Other	(5)	-
Cash provided (used) by operating activities - continuing operations	210	282
Cash provided (used) by operating activities - discontinued operations	(7)	(6)
Cash provided (used) by operating activities	$203	$276

Investing activities
Expenditures for property, plant, and equipment	(109)	(103)
Net proceeds from sales of assets	-	1
Acquisitions of businesses and assets	-	(1,023)
Cash provided (used) by investing activities	$(109)	$(1,125)

Financing activities
Issuance of common stock	2	19
Purchase of common stock	(2)	(107)
Issuance of long-term debt	-	498
Retirement of long-term debt	-	(99)
Revolving credit facility borrowings	-	432
Revolving credit facility payments	(150)	(40)
Other	(1)	32
Cash provided (used) by financing activities	$(151)	$735

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	(1)	2
Increase (decrease) in cash and temporary cash investments	(58)	(112)
Cash and temporary cash investments, January 1	95	181
Cash and temporary cash investments, September 30	$37	$69

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended September 30, 2008
Sales	$342	$583	$-	$925

Operating income (loss) before
restructuring & other	$48	$53	$(1)	$100
Restructuring & other	(3)	1	-	(2)
Operating income (loss)	$51	$52	$(1)	$102

Operating margin
Excluding restructuring and other	14.0%	9.1%		10.8%
Restructuring & other	-0.9%	0.2%		-0.2%
Including restructuring and other	14.9%	8.9%		11.0%

Three months ended September 30, 2007
Sales	$326	$546	$-	$872

Operating income (loss)	$53	$71	$(2)	$122

Operating margin	16.3%	13.0%		14.0%

Nine months ended September 30, 2008
Sales	$990	$1,694	$-	$2,684

Operating income (loss) before
restructuring & other	$146	$176	$2	$324
Restructuring & other	4	9	1	14
Operating income (loss)	$142	$167	$1	$310

Operating margin
Excluding restructuring and other	14.7%	10.4%		12.0%
Restructuring & other	0.4%	0.5%		0.5%
Including restructuring and other	14.3%	9.9%		11.5%

Nine months ended September 30, 2007
Sales	$881	$1,496	$-	$2,377

Operating income (loss)	$165	$189	$(1)	$353

Operating margin	18.7%	12.6%		14.9%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Income from continuing operations - GAAP basis	$53	$59	$152	$185

Adjustments (net of tax) to exclude:
Restructuring and other charges	(1)	-	9	-
Income from continuing operations excluding restructuring and other charges (a)	$52	$59	$161	$185

Average common shares outstanding (diluted)	132.1	132.2	132.1	132.8

Diluted earnings per share
EPS from continuing operations - GAAP basis	$0.40	$0.45	$1.15	$1.39

Adjustments (net of tax) to exclude:
Restructuring and other charges	(0.01)	-	0.07	-
EPS from continuing operations excluding restructuring and other charges (a)	$0.39	$0.45	$1.22	$1.39

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2008	2007	2008	2007
Cash flow provided by operating activities from continuing operations - GAAP basis	$140	$83	$210	$282
Capital expenditures - continuing operations	(23)	(51)	(109)	(103)
(Increase) decrease in asset securitization program	(30)	(13)	(20)	(113)
Free cash flow (b)	$87	$19	$81	$66

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Pactiv Corporation
Regulation G GAAP Reconciliation
Outlook for 2008

	Three months ended December 31, 2008		Twelve months ended December 31, 2008
Diluted earnings per share	Low estimate	High estimate	Low estimate	High estimate
EPS from continuing operations - GAAP basis	$0.45	$0.51	$1.60	$1.66
Adjustments (net of tax) to exclude:
Restructuring and other charges	0.01	0.01	0.08	0.08
EPS from continuing operations excluding restructuring and other charges (a)	$0.46	$0.52	$1.68	$1.74

	Twelve months ended December 31, 2008
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$345	$355
Capital expenditures - continuing operations	(140)	(140)
(Increase) decrease in asset securitization program	(20)	(20)
Free cash flow (b)	$185	$195

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com